Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 05:10 PM 04/14/2010

Filed 04:13 PM 04/14/2010

SRV 100384161 - 4809906 File

CERTIFICATE OF FORMATION

OF

AMERICAN PETROLEUM TANKERS PARENT LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:

FIRST:	The name of the limited liability company is American Petroleum Tankers Parent LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of American Petroleum Tankers Parent LLC this 14th day of April, 2010.

By:	/s/ Alon Harnoy
Name: Alan Harnoy
Title: Authorized Person